EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS AUDITED 2019 RESULTS

CHICAGO, March 23, 2020 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American; CUO) today reported a net loss of $13,899,000, or $8.12 per share, for the 2019 fiscal year on sales of $113,276,000. For the 2018 fiscal year, the Company reported a net loss of $5,856,000, or $3.45 per share, on sales of $100,887,000.

Consolidated sales in 2019 increased $12,389,000, or 12.3%, compared to 2018. The increase was directly attributable to the higher sales in the HVAC and Door segments reflecting the impact of acquisitions in the second quarter of 2019. The HVAC segment reported sales increases of $8,671,000 (11.8%) primarily due to the acquisitions of Global Flow Products and InOvate Dryer Technologies. The Door segment reported a sales increase of $4,211,000 (20.9%) primarily due to the acquisitions of Fastrac Building Supply and Serenity Sliding Door Systems.

The operating loss for 2019 was $22,845,000 compared to operating loss of $8,764,000 in 2018. The current year included an aggregated charge of $22,492,000 to impair mining assets related to the final asset retirement obligations recorded in the Construction Materials segment, a net $14,781,000 gain on a legal settlement and a $6,800,000 loss on a legal settlement. 2018 included charges of $6,840,000 and $627,000 to write off deferred development costs and an overpayment of prepaid royalties, also in the Construction Materials segment. Excluding these non-recurring items, the 2019 operating loss would be $8,334,000 compared to an operating loss of $1,297,000 in 2018. The decline from the prior year is mainly attributable to increased selling and administrative costs, including acquisition related costs, combined with the impact of lower sales volume in the Construction Materials segment.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The effective income tax rate for 2019 was 23.7% compared to 27.2% for 2018.

Subsequent to December 28, 2019, on February 18, 2020, Bee Street Holdings LLC (Bee Street), commenced an unsolicited tender offer for all outstanding shares of Common Stock of the Company (Common Stock) not already owned by Bee Street. Bee Street is an entity controlled by James G. Gidwitz, the Company’s chairman and Chief Executive Officer, and other members of Mr. Gidwitz’ s family. As of February 17, 2020, Bee Street beneficially owned 1,027,171, or approximately 61.3%, of the outstanding shares of Common Stock. Bee Street is offering to purchase all outstanding shares of Common Stock that Bee Street does not already own for $9.50 per share, net to the seller in cash, without interest, subject to applicable withholding taxes. Additional information about the tender offer is available in Bee Street’s and the Company’s SEC filings, including the Company’s Schedule 14D-9 filed on March 3, 2020. The offer is subject to certain conditions set forth in Bee Street’s tender offer documents. Bee Street has stated that if it purchases shares of Common Stock in the tender offer such that it will own at least 90% of the issued and outstanding Common Stock, Bee Street (or its affiliate), intends to merge with the Company (the “Merger”). As a result of the Merger, each then issued and outstanding share of Common Stock (other than Common Stock held by Bee Street and held by stockholders who validly perfect their dissenters’ rights under the Delaware General Corporation Law) would be cancelled and converted into and represent the right to receive $9.50 per share.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 28, 2019 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS
(Unaudited)

	Three Months Ended		Year Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018

Sales	$33,504,000	$27,955,000	$113,276,000	$100,887,000

Operating loss	(1,896,000)	(987,000)	(22,845,000)	(8,764,000)

Interest expense	(97,000)	(124,000)	(371,000)	(539,000)

Other income, net	51,000	71,000	442,000	101,000

Loss from continuing operations before income taxes	(1,942,000)	(1,040,000)	(22,774,000)	(9,202,000)
(Provision) benefit for income taxes	(334,000)	460,000	5,396,000	2,500,000
Loss from continuing operations	(2,276,000)	(580,000)	(17,378,000)	(6,702,000)
Income from discontinued operations net of tax	175,000	40,000	3,479,000	846,000
Net loss	$(2,101,000)	$(540,000)	$(13,899,000)	$(5,856,000)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(1.33)	$(0.34)	$(10.15)	$(3.95)
Income from discontinued operations	0.10	0.02	2.03	0.50
Basic and diluted loss per share	$(1.23)	$(0.32)	$(8.12)	$(3.45)

Average shares outstanding	1,710,000	1,698,000	1,711,000	1,697,000

Contact:
Paul Ainsworth
(312) 541-7222